Exhibit 10.4

Development Agreement between Brand Meditech Co., Ltd. Room 1702, 17/F., BU A New Trade Center, 6 On Ping St Shatin NT Hong Kong S.A.R. People's Republic of China (hereinafter referred to as BRAND MEDITECH) and Corscience GmbH & Co. KG Hartmannstrasse 65 91052 Erlangen GERMANY (hereinafter referred to as CORSCIENCE) Preamble CORSCIENCE has experience, know - hcw and its own technologies in the area of hardware and soft - ware for medical devices ("CORSCIENCE Techno!ogy"), especia!Iy defibrillation and ECG signal anal - sis . BRANO MEDITECH is a corporation organized and existing under ihe laws of Hong Kong, engaged in medical equipment business BRAND MEDITECH wishes to work with CORSCIENCE to implement AED Development “New Prod - uct" . On this basis the tollow : 'ng is agreed : 1 1 Subiect of the Aqreement (1) The subject of this Agreement is - the development of an AED based on the AED Technology fJeducore Easy for the CE Market Region the manufacture and delivery of the developed device according to the recognised rules and the state of the art . Corscience supports CE approval . The product will be put on the market by BRAND MEDITECH . (2) Development is divided into the following development phases, which are based on the CORSCIENCE development process . The scope of services in each phase is described in more detail in † 3 : a) Plannirig phase b) Concept phase c) Functional modei phase d) Prototype phase e) Qualification pha*:e f) Production preparation phase

g) Pilot run (3) Both contracting parties agree that each party will deploy staff and resources to develop the con - tractual project and will make every effort to press ahead with the development work according to the performance framework and time frame specified by the project group in this Agreement . (4) Both parties undertake to mutually exchange the experience required for the development work . (5) After CE - approval, Brand will register the product under CFDA regulations . Both parties agree that the CFDA approval process is subject to a know - how transfer which will be agreed on in a separate know - how transfer agreement which will become part of this agreement subsequently . † 2 Documents (1) Components, drawings, data and other implementation documents which BRAND MEDITECH must, by agreement, hand over to CORSCIENCE for the purpose of carrying out BRAND MEDITECH's project shall be given to CORSCIENCE in a timely manner so that no difficulties or delays can occur . (2) The BRAND MEDITECH is also obliged to help CORSCIENCE clarify any doubts, ambiguities, etc . arising from the contractual documents and to provide any assistance needed . † 3 Scoee of services (1) CORSCIENCE shall carry out the developments for BRAND MEDITECH according to the require - ments set out in Annex 1 . The current version of the requirement specifications from Annex 2 will be - come an integral part of this Agreement once it has been approved and signed by both parties . (2) The current version of the exact division of duties and responsibilities for the development and ap - proval - related tasks between CORSCIENCE and BRAND MEDITECH, in the form of the Quality Assur - ance Plan (Annex 3 ), will become an integral part of this Agreement once it has been approved and signed by both parties . (3) For the performance agreed in this Agreement, the payment schedule is defined according to † 9 of this agreement . (4) Under this Agreement, CORSCIENCE is obliged to perform its work according to the project plan and the technical specifications in the requirement specifications and in compliance with the legal pro - visions . (5) Sub - contracts with a volume exceeding 20 percent of the order value shall onIy be awarded by the contractor to third parties to carry out the development work covered by this Agreement after obtaining BRAND MEDITECH's prior written consent . † 11 (3) shall remain unaffected . (6) CORSCIENCE will calculate the costs of production (bill of material) carefully and report the cost estimation of production quarterly to BRAND MEDITECH . † 4 Amendment of the scope of deliveries and services (1) The BRAND MEDITECH has the right to change or adjust the scope of deliveries and services in agreement with CORSCIENCE . CORSCIENCE shall inform BRAND MEDITECH in good time about the amount of any increase or decrease in costs resulting from the change or any impact on dates and deadlines before BRAND MEDITECH gives its consent to the implementation of the changes . For ad - ditional costs due to the amendment of the scope of the project CORSCIENCE shall prepare separate quotes to BRAND MEDITECH based on the hourly rates defined in Annex 6 (2) Such changes, adjustments or updates must always be documented in writing in form of the page 2 of 23

CORSCIENCE template for Change Requests E73701 (Annex 6) in such a way that the current status of the project plan, the measures and the responsibilities for the execution of the tasks are clearly specified.

§ 5 Deadlines

(1) The development will be completed according to the project plan agreed between CORSCIENCE and BRAND MEDITECH. CORSCIENCE shall inform BRAND MEDITECH on a regular basis (monthly) about the progress of the work and reveal its project scheduling to BRAND MEDITECH.

(2) If there is a risk that the deadlines specified in the project plan cannot be met by CORSCIENCE, CORSCIENCE shall inform BRAND MEDITECH immediately, giving reasons, and shall provide a proposal for suitable countermeasures for preventing delay or for bringing completion forward. CORSCIENCE is obliged to take all economically justifiable precautions and measures to enable deadlines to be met or to reduce delays. This does not apply to delays whose cause(s) lie(s) within the sphere of BRAND MEDITECH. In this case, CORSCIENCE shall suggest measures to BRAND MEDITECH which have to be commissioned separately by BRAND MEDITECH.

§ 6 Acceptance

(1) Acceptance of the services in the individual work packages is subject to successful functional testing. Functional testing is deemed to be completed successfully if the requirements agreed in the requirement specifications are met. The nature, scale and duration of the functional testing within the meaning of the requirement specifications are set out in an acceptance report proposed by CORSCIENCE and approved by BRAND MEDITECH. Functional testing by BRAND MEDITECH shall commence immediately after receipt of the notification of functional capability by CORSCIENCE.

(2) Part performances can be accepted separately. Completed and accepted part development performances (gate approvals) are deemed to have been accepted within the meaning of the legal provisions.

(3) A written record of negotiations for the project's acceptance shall be produced and signed by both parties.

(4) If the services of CORSCIENCE meet the requirements, BRAND MEDITECH shall declare acceptance in writing without delay, but at the latest within four weeks. Otherwise, BRAND MEDITECH shall report any deviations from the requirements in writing within this period. The development services shall be deemed to have been accepted once the above deadline has expired if BRAND MEDITECH neither declares acceptance nor specifies adequate reasons for refusing to do so.

(5) Acceptance may not be refused due to insignificant defects; these are merely recorded in the acceptance declaration.

(6) The warranty provisions according to §7 of this Agreement shall apply for reported defects.

§ 7 Liability for defects

(1) CORSCIENCE shall render the services under this Agreement on the basis of the recognised rules and the state of the art known upon execution and with the care that is customary in the industry. The warranty given by CORSCIENCE only covers the application of the care that is customary in the industry and compliance with the recognised technical rules unless CORSCIENCE has expressly guaranteed certain properties of the work results. CORSCIENCE especially does not guarantee the usability of the contractual item for specific purposes or its economic exploitability.

CONFIDENTIAL - All information contained in this document is confidential and is the sole property of Corscience GmbH & Co. KG.
Any reproduction in part or whole without the written permission of Corscience GmbH & Co. KG is prohibited.

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(2) In the case of defective performance, CORSCIENCE shall, at its own discretion, either remedy the sub-standard work or replace the faulty parts with new ones. CORSCIENCE has a right to subsequent rectification three times for each defect claim. After the unsuccessful expiration of the second deadline for rectifying the problem, BRAND MEDITECH may set CORSCIENCE an appropriate deadline for remedying the defect, stating that if the subsequent rectification fails again it has a right of cancellation, price reduction or replacement according to the statutory provisions. The right to compensation, especially for lost profit, due to failure to perform, defective performance or delay in performance is excluded except in the case of intent or gross negligence.

(3) The BRAND MEDITECH is aware that it is not possible, according to the state of the art, to create programmes or software which are completely free from errors. CORSCIENCE guarantees that programmes and documentation are free of defects that nullify or reduce the value or suitability for the customary or contractually stipulated use.

(4) The warranty period for all services under this Agreement is twelve months, subject to section 202 (1) BGB (German Civil Code), and starts with the declaration of acceptance by BRAND MEDITECH.

(5) The BRAND MEDITECH shall report defects which were not already listed in the declaration of acceptance to CORSCIENCE within 10 (ten) working days after learning of them; this notification must include a specific written description of the fault. The BRAND MEDITECH shall, upon request, provide CORSCIENCE with the documents and information required for the assessment and rectification to the appropriate and necessary extent. CORSCIENCE shall start working on remedying the defect immediately. If defects cannot be remedied quickly, CORSCIENCE shall - where possible and commensurate with regard to the effects of the defect - provide a temporary solution. CORSCIENCE shall remedy defects which are duly reported prior to expiry of the warranty period at its own expense. Should an inspection show that there is no defect, CORSCIENCE may demand reimbursement of expenditure based on generally calculated hourly rates according to Annex 7 (plus necessary expenses).

(6) The warranty shall cease to apply if BRAND MEDITECH changes the performance results, especially programmes and software, or has them changed by a third party without the consent of CORSCIENCE unless this is necessary because of default by CORSCIENCE and the unsuccessful expiration of a reasonable period of grace, or for other compelling reasons, in order to enable usage as provided under the Agreement.

(7) CORSCIENCE shall not be liable for further or consequential damage or for damage occurring to anything other than the development item itself unless CORSCIENCE has acted wilfully or with gross negligence. Normal wear and tear does not constitute a material defect in wearing parts; the same applies to parts which are subject to operational wear and tear. For the rest, § 8 of this Agreement applies.

§ 8 Other liability

(1) CORSCIENCE shall only be liable in cases of intent and gross negligence. Otherwise all liability, especially for indirect and/or consequential damage or loss, for example due to lost profit or lost production, is expressly excluded. The exclusion of liability does not apply if CORSCIENCE is liable under the German Product Liability Act for personal injury and property damage for privately used items.

(2) If claims are asserted by third parties against CORSCIENCE or its employees or vicarious agents under the law of tort or product liability law, on whatever legal basis, BRAND MEDITECH shall indemnify CORSCIENCE against such compensation claims or reimburse it when first asked to do so; this shall not apply in the event of wilful or grossly negligent conduct by CORSCIENCE or its employees or vicarious agents.

The limitations of liability, exemptions and co-insurance rights of this Agreement also apply analogously in favour of the managing directors, employees and authorised representatives of CORSCIENCE.

CONFIDENTIAL - All information contained in this document is confidential and is the sole property of Corscience GmbH & Co. KG. Any reproduction in part or whole without the written permission of Corscience GmbH & Co. KG is prohibited.

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† 9 Remuneration (1) Remuneration for the entire project including Know - how transfer amount to 4 million EUR of which 1 . 6 million are paid during the development period . The payment for the know - how transfer of 2 . 4 million EUR will be divided into a payment schedule in the form of e . g . 1 . 5 million EUR and a licence agreement of e . g . 0 . 9 million EUR which details are subject to negotiation . Remuneration for the development shall be paid according to the following payment schedule plus ex - ternal costs, travel expenses and shipping costs . CORSCIENCE shall charge an overhead surcharge of 12 percent for external costs : Signing Fee Signing Fee at the date ot signature of the Development Agreement 100, 000.00 € Payment 1 90 days from the date of signature of the Development Agreement 250,000.00 € Payment 2 180 days from the date of signature of the Development Agreement 250,000.00 € Payment 3 270 days from the date of signature of the Development Agreement 250,000.00 € Payment 4 360 days from the date of signature of the Development Agreement 250,000.00 C Payment 5 450 days from the date of signature ot the Development Agreement 250,000.00 € Payment 6 540 days from the date of signature of the Development Agreement 250.000,00 ' Note : This price does not include external expenses (tooling, industrial design, approval costs, circuit boards, ... ) for the New Product nor does it include support for the CFDA Registration . The above mentioned payment terms depend on the development progress defined in † 1 : The phases a - d will be finalized within a one year after signature (milestone 1 ) and the verification (e) will follow the prototype within one quarter of a year (milestone 2 ) . If these milestones are not met, BRAND Meditech has the right to withhold payment 5 and 6 in case of milestone 1 and payment 6 in case of a delay in milestone 2 until CORSCIENCE has delivered the respective milestone . The timeline is subject to the amicable finalization of the requirement specifications within 6 - 8 weeks after signature of the Develop - ment Agreement . After signature of the Know - how Transfer agreement, CFDA registration can be supported by CORSCIENCE and on request CORSCIENCE will provide all technical documentation necessary for CFDA approval but does not guarantee the final CFDA approval of the product . All additional efforts beyond the work for CE mark will be paid by BRAND MEDITECH in accordance with the terms defined in Annex 7 . (2) The expenditure are based on BRAND MEDITECH requirements of Annex 1 and should be seen as an estimate . Necessary additional work/expenditure due to change requests shall be quoted to BRAND MEDITECH in writing in good time before it is incurred and must be commissioned in writing . A fixed price for the development project can only be guaranteed after the requirement specification of Annex 2 and the Quality Assurance Plan of Annex 3 have been signed by both parties . (3) The hourly rates for additional work are defined in the Annex 7 . (4) If not stipulated otherwise in † 9 (1), the remuneration shall be paid with a term of payment of 14 days net . (5) If the partial payments are not effected by BRAND MEDITECH on time within the term of payment and/or are not complete, CORSCIENCE is entitled to suspend further work until payment has been made in full . The BRAND MEDITECH shall be responsible for any corresponding postponements and the resultant consequences . (6) CORSCIENCE shall assist and advise BRAND MEDITECH in order to manufacture high quality New Product in accordance with the terms defined in Annex 7 . † 10 Documentation

(1) CORSCIENCE shall provide BRAND MEDITECH with documentation to the agreed and commissioned extent.

(2) The documentation may consist of functional descriptions, definitions of materials, parts lists and data sheets as well as all the information required for a qualified enquiry about the production of the developed devices.

(3) The extent of the software documentation is defined in the requirement specifications.

(4) English is agreed as the documentation language.

(5) The records of the acceptance inspections shall be written in English.

§ 11 Secrecy

(1) The contracting parties mutually undertake to maintain secrecy about findings which have come to their notice in the course of the agreed cooperation and which relate to the other party's business and are designated as confidential or for which there is an obvious interest in keeping them secret.

(2) If one of the contracting parties has to enlist the services of a third party in order to ensure a smooth cooperation, it shall ensure that the duty of secrecy according to this Agreement is fulfilled.

(3) If one of the contracting parties has to enlist the services of a third party in order to ensure a smooth cooperation, it shall ensure that the duty of secrecy according to this Agreement is fulfilled.

§ 12 Background and know-how transfer

(1) The development performance provided by CORSCIENCE is essentially based on the know-how of the AED Technology Meducore Easy transferred to BRAND MEDITECH in a separate Know-How transfer agreement. The Stipulations of this separate Know-How Transfer Agreement remain safe.

Irrespective of this, CORSCIENCE has a well diversified intellectual background on know-how and intellectual property rights, especially but not limited to industrial property right for the know-how specified in Annex 5 and the inventions listed in Annex 5 in the contractual territory prior to signing this Agreement ("background"). Notwithstanding the use of this background for the execution of the development work, this Agreement does not affect the legal situation with respect to these industrial property rights and, in particular, this know-how and the industrial property rights shall remain the exclusive property of CORSCIENCE.

(2) Upon full payment of the remuneration pursuant to § 9 of this Agreement, CORSCIENCE shall grant the BRAND MEDITECH the geographically unlimited and exclusive commercial right to sell and correspondingly utilise the devices developed within the scope of this Agreement. In addition, BRAND MEDITECH shall be granted the rights of use for the results of the development work. BRAND MEDITECH is entitled to assign this right of use, worldwide and without restriction, to providers of goods and services, who may in turn transfer it to third parties, or to award sub-licences to such providers.

(3) BAND MEDITECH will be informed in writing without delay about any inventions related to AED technology MEDUCORE Easy which CORSCRIENCE or employees of CORSCIENCE make during the term of this Agreement in the contractual territory pursuant to § 1 (so-called foreground) after they have been reported by the employee. BRAND MEDITECH will inform CORSCIENCE in writing at the latest 4 weeks before expiry of the statutory period for making claims whether it wishes to acquire the rights to the invention. BRAND MEDITECH and CORSCIENCE shall keep the invention, and all the details disclosed to it about the invention, secret for as long as is required to carry out smooth registration of property rights.

CONFIDENTIAL - All information contained in this document is confidential and is the sole property of Corscience GmbH & Co. KG.
Any reproduction in part or whole without the written permission of Corscience GmbH & Co. KG is prohibited.

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(4) If inventions within the meaning of para. 3 are acquired by BRAND MEDITECH, BRAND MEDITECH shall bear the costs of preparing and filing industrial property right applications in the foreground.

(5) If BRAND MEDITECH confirms in writing that it has no interest in acquiring the rights to the invention in the foreground, CORSCIENCE is entitled to claim them on a restricted or unrestricted basis and to register them as an industrial property right at its own expense. CORSCIENCE is then entitled to use the industrial property right without restriction.

(6) The provisions above also apply for inventions made jointly by CORSCIENCE and BRAND MEDITECH, or by employees of CORSCIENCE and BRAND MEDITECH in the foreground, on the proviso that the parties come to a mutual agreement on the respective royalties.

(7) BRAND MEDITECH acquiring the invention or the industrial property right application in the foreground shall enter into the rights and obligations of the employer of the inventor in place of the contractor, based on the provisions of the law on employee inventions, provided the respective employee agrees to this; if the employee does not agree to it, BRAND MEDITECH shall release the contractor from all rights and obligations in this respect.

(8) If CORSCIENCE does not intend to continue with or maintain an industrial property right in the foreground under § 12 (3) of this Agreement, it is obliged to inform BRAND MEDITECH about this intention in good time in writing and to offer BRAND MEDITECH the opportunity to acquire the industrial property right free of charge. If BRAND MEDITECH declares written acceptance of this acquisition offer within 4 weeks after receipt, it shall bear the costs of transfer and continuation and preservation of this industrial property right; otherwise CORSCIENCE is entitled to carry out the intended relinquishment of the industrial property right without further notice. In the event of the acquisition of such an industrial property right by mutual consent, the contracting parties shall carry out all necessary and reasonable acts for the transfer and submit declarations.

(9) Should one of the parties want an industrial property right in the foreground to be registered in a country for which the other party does not intend to acquire any rights, all rights to the invention for this corresponding foreign industrial property right shall be transferred to the party at no charge.

(10) If one of the parties does not wish to register an invention in the foreground as an industrial property right or does not wish to continue with an industrial property right registration, the party acquiring the invention or industrial property right registration shall enter into the rights and obligations of the employer of the inventor in place of the other party, on the basis of the law on employee inventions, provided the respective employee agrees to this; if the employee does not agree to it, the acquiring party shall release the other party from all rights and obligations in this respect.

(11) Until the end of the development contract or with starting the know-how transfer agreement, Corscience shall not engage in any new develop, design or business negotiation based on the AED Technology Meducore Easy with any new customer.

(12) Corscience shall not work together with any new customer from China including Hong Kong, Macao and Taiwan, as well as Korea on any AED business for one year after signature of the development contract or for 3 years after signature if the know-how transfer is agreed upon.

§ 13 Industrial property rights of third parties

(1) BRAND MEDITECH is responsible for patent research of the product. CORSCIENCE gives an assurance that it will try to ensure that the achieved development results do not breach any third-party industrial property rights, but cannot give any guarantee. As part of its efforts, CORSCIENCE will carry out research into potentially conflicting German industrial property rights with its customary due diligence. It will notify BRAND MEDITECH about the results of this research. CORSCIENCE will be reimbursed for the costs resulting from the enquiries in accordance with Annex 7 of this Agreement.

(2) CORSCIENCE cannot accept any liability that goes beyond the obligation of this § 13.
§ 13 (1) and (2) above also apply to know-how and industrial property rights within the meaning of § 12.

CONFIDENTIAL - All information contained in this document is confidential and is the sole property of Corscience GmbH & Co. KG.
Any reproduction in part or whole without the written permission of Corscience GmbH & Co. KG is prohibited.

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† 14 Premature termination of the Aqreement/Notice (1) Each party may terminate the Agreement by giving 3 (three) months' notice effective at the end of the month . In the event of termination by BRAND MEDITECH, CORSCIENCE shall acquire all rights . In this case BRAND MEDITECH shall bear all the unavoidable expenditure and costs accruing until the termination has taken effect . In the event of termination by CORSCIENCE, CORSCIENCE must imme - diately (a) give BRAND MEDITECH a free licence for production and marketing and (b) hand over to BRAND MEDITECH at no charge all the already created documents and information which are neces - sary for authorisation as a medical product . (2) The right to extraordinary termination remains unaffected thereby. (3) Termination of this Agreement for cause is also possible and admissible . Good cause especially exists if insolvency proceedings have been instituted wilh respect to the assets of the other party or judicial composition proceedings have been instituted, or the other party has suspended its payments, not only temporarily . Good cause also exists if one of the parties fails to meet its obligation to perform within the predefined time frame or fails to do so on time or adequately and the other party unsuccess - fully complains about this, stating the facts and setting a reasonable time limit for refraining from the misconduct of not less than 10 (ten) working days (4) If BRAND MEDITECH groundlessly defaults on the full and punctual settlement of a partial payment by more than one monfh or if there is an imminent risk of illiquidity, cessation of business or insolvency on the part of BRAND MEDITECH, CORSCIENCE can terminate the Agreement with immediate effect and refuse to supply further services . The right of CORSCIENCE to payment for services already ren - dered shall be retained in full . The same applies to any additional contractual or statutory rights . (5) Terminations must be in writing. † 15 Arbitration (1) Any disputes arising from the execution of, or in connection with the Agreement shall be settled through friendIy consultations between the Parties . (2) In the event that no settlement is reached within 30 days from the date of notification by one Party to any or both of the others that it intends to submit a dispute, controversy or claim to arbitration, then such dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non - contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted . (3) The seat of arbitration shall be Hong Kong (4) The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English. (5) The Parties shall bear their own costs incurred in the course of or in connection with any arbitration, including food, travelling and accommodation expenses, unless the arbitral body in its award directs otherwise . † 16 Final provisions (1) Any mutually existing general terms of business shall not apply within the scope of the subject of the Agreement . This Agreement with its annexes shall apply . (2) The place of performance is Erlangen, Germany . This Agreement shall be governed by German Law, excluding the conflict law of provisions . The application of the United Nations Convention on Con - tracts for the International Sale of Goods of April 11 , 1980 , shall be excluded . page 8 of 23

(3) The Agreement with its annexes and the agreement for the requirement specifications contains all the agreements concluded by the parties on the subject of the Agreement ; no collateral agreements have been reached . Any changes or amendments to this Agreement must be made in writing ; this also applies to this written form clause (4) Should individual provisions of this Agreement be or become invalid, the validity of the remaining provisions shall not be affected thereby . Such provisions shall be replaced by an effective provision that comes as close as possible to the intended purpose of the invalid provision . (5) The annexes specified in this Agreement, as amended, are an integral part of this Agreement . (6) If a provision of this Agreement demands the written form, email and fax are sufficient, unless the provision expressly refers to section 126 of the German Civil Code (BGB) . Erlangen, 2018 - 11 - 16 Mr. Ouyang Leying BRAND MEDITECH (ASIA) Co. Ltd Annex 1 Annex 2 Annex 3 Annex S Annex 6 Annex 7 Erlangen, 2018 - 11 - 16 Dr. Claudius Moor Corscience GmbH & Co. KG Annexes Initial Requirements [FILE NAME — Requirement Specifications] {FILE NAIVIE — Quality Assurance Plan] List of Background IP of Corscience Template Change Request Hourly rates and Technical Service